Exhibit 10.3

Explanatory Note: As described in the Current Report on Form 8-K of Micron Technology, Inc. (the “Company”) filed on April 8, 2022, and consistent with the past practice of the Company with respect to its named executive officers, set forth below are provisions relating to certain benefits granted to Mr. Mark Murphy upon his appointment as executive vice president and chief financial officer of the Company on April 18, 2022.

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Section I

Subject to the requirements of this Exhibit A, the following Severance Benefits will be payable to you in connection with your “Qualifying Separation from Service” from Micron Technology, Inc. (the “Company”).

As soon as administratively practicable after your Qualifying Separation from Service, you will be paid all wages through the date of termination; any amounts owed to you under any Company expense reimbursement program; if not previously paid, an amount equal to the payout earned under the applicable annual incentive plan for the performance period ending immediately prior to the date of the Qualifying Separation from Service; and such employee benefits (including equity compensation and paid time off), if any, to which you may be entitled under the Company’s employee benefit plans.

The following salary continuation and supplemental cash-based Severance Benefits shall be paid bi-weekly during the “Severance Period” (as defined in Section II) following your Qualifying Separation from Service in roughly equal installments in accordance with the Company's normal payroll cycle commencing (or in the case of a “Change in Control Separation” (as defined in Section II), in a lump sum) following your Qualifying Separation from Service (payments generally will be made or will commence 60 days after your Qualifying Separation from Service, subject to the exceptions and detail below):

•An amount equal to one times (one and one-half times, in the case of a Change in Control Separation) your base salary in effect as of the date of your Qualifying Separation from Service (for the avoidance of doubt, the total amount paid under this paragraph will not exceed one or one and one-half times your annual base salary, as applicable);

•An amount equal to 12 months (18 months in the case of a Change in Control Separation) of matching contributions under the Company’s qualified retirement plan that you would have otherwise received had you remained employed during the Severance Period based on your contribution rate to the plan at the time of your Qualifying Separation from Service; provided that if such payment would have resulted in you receiving an excess matching contribution under the Company’s qualified retirement plan had such payment been made to that qualified plan during the Severance Period, the payment will be reduced to the extent necessary to prevent such excess deemed contribution; and

•An amount equal to 12 months (18 months in the case of a Change in Control Separation) of COBRA premiums at the benefit level in effect at the time of your Qualifying Separation from Service reduced by the employee portion of the premium for that benefit level in effect as of the time of your Qualifying Separation from Service that you would have paid during the Severance Period.

In addition, upon your Qualifying Separation from Service, you will receive an amount equal to the annual incentive plan bonus that would actually have been earned for the performance period in which your Qualifying Separation from Service occurs, payable at the same time and in the same form as provided under the annual incentive plan; provided in the case of a Change in Control Separation that occurs within the same performance period of a Change in Control, in lieu of an annual bonus payment for the performance period in which your Change in Control Separation occurs, you will receive within 60 days of your Change in Control Separation a payment equal to the target bonus payable for the performance period in which your Change in Control Separation occurs, reduced by any amount previously paid to you under the annual incentive plan for that same performance period as a result of the Change in Control.

In the event of a Change in Control Separation, all “time-based” or “performance-based” equity awards granted to you under the Company’s equity plans that have not previously become vested and earned shall be treated as vested and earned under this Exhibit A. Notwithstanding anything contained in those equity plans, the determination as to whether you have become entitled to such accelerated vesting and payouts will be determined under this Exhibit A.

In the event of your Qualifying Separation from Service that does not constitute a Change in Control Separation, you shall be entitled to the following:

•With respect to your "time-based" options, and/or "performance-based" options that have not previously become vested, the continued vesting and exercisability of any granted stock options in accordance with the terms of the applicable stock plan as if your employment as an officer had continued during the Severance Period, provided, however, and for purposes of clarification, the parties agree that you will be entitled to vesting for the completion of "performance-based" goals hereunder if and only if the specified performance goal was achieved prior to or during that Severance Period and any required goal achievement certification for such performance goal has been made by the Board, or a committee thereof, thereafter; and

•With respect to your restricted stock share awards (excluding the New Hire Equity Award), the lapse of any "time-based" and/or "performance-based" restrictions at the same time and in the same amounts as such restrictions would have lapsed, if at all, in accordance with the terms of the applicable stock plan if your employment as an officer had continued during the Severance Period, provided, however, and for purposes of clarification, the parties agree that you will be entitled to the lapse of "performance-based" restrictions hereunder if and only if the specified performance goal was achieved prior to or during the Severance Period and any required goal achievement certification for such performance goal has been made by the Board, or a committee thereof, thereafter.

•With respect to your New Hire Equity Award, the lapse of any time-based restrictions at the same time and in the same amounts as such restrictions would have lapsed, if at all, in accordance with the terms of the applicable stock plan if you had remained employed as an officer throughout the vesting period of the New Hire Equity Award.

No cash or equity based Severance Benefits will be payable to you until you timely sign, return to the Company, and do not revoke, a release of claims in favor of the Company, its affiliates and their respective officers and directors during the Release Execution Period substantially in the form attached hereto (the "Release"). For this purpose, the “Release Execution Period”

shall be the 60-day period commencing on the date of your Qualifying Separation from Service. In the event that such Release Execution Period begins in one tax year and ends in the next tax year, the Severance Benefits will be paid (or commence to be paid) on the later of (i) the last day of the Release Execution Period, (ii) if applicable, the Section 409A Delayed Payment Date, if applicable, or (iii) the payment date otherwise set forth in Section I of this Exhibit A.

Notwithstanding any contrary provision of this offer, the compensation and benefits provided hereunder are contingent upon your continued compliance with the Release, Confidentiality and Intellectual Property Agreement, your Executive Covenant Agreement, the policies of Micron, and the reasonable directives provided by the CEO (including the directive to assist in transitioning your responsibilities) during the period following the Company’s notice (or your notice) of termination of employment through the date of your termination of employment. You further agree to be available to provide reasonable transition services during the Severance Period, provided the Company gives you reasonable notice of the need to provide such reasonable services and reimburses you for your reasonable costs associated with providing such reasonable services.

If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes Section 409A of the Internal Revenue Code (“Section 409A) would otherwise be payable or distributable under this Exhibit A by reason of your Qualifying Separation from Service during a period in which you are specified employee (as defined by the Company’s specified employee policy), then, subject to any permissible acceleration under Section 409A, such benefit or payment shall be delayed and payable in a lump sum on the first day of the seventh month following your Qualifying Separation from Service (the “Section 409A Delayed Payment Date”).

The amounts payable or provided under this Exhibit A are intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Exhibit A, payments provided under this Exhibit A may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Exhibit A that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Exhibit A shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Exhibit A comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the you on account of non-compliance with Section 409A or any other tax law or regulation.

The Company shall reduce the amounts payable or provided under this Exhibit so that no Section 280G excise tax will apply if such reduction will result in a higher net after-tax benefit to you as reasonably determined by the Company’s independent tax accountants and assuming you are in the highest marginal tax brackets for Federal state and local income tax purposes. Any necessary reduction shall be applied in the following order: (a) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (b) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (c) reduction of the accelerated or continued vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (d) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Section 280G excise tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of any reductions. Notwithstanding any contrary provision of this offer, in no event will the Company provide a tax gross-up to you with respect to the payments and benefits provided to you under this Exhibit A.

Section II

For the purpose of the Severance Benefits described in Section I, these terms will have the meaning set forth below:

“Good Reason” shall mean any of the following, without your consent:

(a)    a material diminution in your base salary (other than an across-the-    board reduction in base salary that affects all peer employees);

(b)    a material diminution in your authority, duties, or responsibilities; or

(c)    the relocation of your principal office to a location that is more than twenty-five (25) miles from the location of your principal office on the Effective Date (that is, either Boise, Idaho or San Jose, California, whichever is applicable); provided, however, that Good Reason shall not include (A) any relocation of your principal office which is proposed or initiated by you; (B) any relocation that results in your principal office being closer to your then-current principal residence; or (C) any relocation pursuant to any stay-at-home, travel restriction or similar governmental law, order, request or recommendation.

A termination by you shall not constitute termination for Good Reason unless you shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event) (the “Good Reason Notice”), and the Company has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by you within thirty (30) days following its receipt of such Good Reason Notice. Your date of termination for Good Reason must occur within a period of three hundred and sixty five (365) days after the initial occurrence of an event of Good Reason.

“Cause” shall mean any of the following acts by you, as determined by the Board of the Company or a designated committee:

(a)    the commission by you of, or your pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company or any of its affiliates;

(b)    your engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment, whether or not such act was committed in connection with the business of the Company or any of its affiliates;

(c)    the willful and repeated failure by you to follow the lawful directives of the Board or your supervisor;

(d)    any material violation by you of the Company’s written policies or any fiduciary duty owed to the Company;

(e)    any intentional misconduct by you in connection with the Company and any of its affiliate’s business or relating to your duties, or any willful violation of any laws, rules or regulations;

(f)    your material breach of any employment, severance, non-competition, non-solicitation, confidential information, or restrictive covenant agreement, or similar agreement, with the Company or an affiliate; or

(g)    your willful failure (other than due to physical incapacity) to reasonably cooperate with an investigation by a governmental authority or the Company of the Company’s business or financial condition.

The determination of the Board (or a designated committee) as to the existence of “Cause” shall be conclusive on you and the Company.

“Change in Control” means and includes the occurrence of any one of the following events:

(a)    individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(b)    any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below); or

(c)     the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of the foregoing Change in Control definition, (i) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company and (ii) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

Notwithstanding the foregoing, for purposes of changing the form of payment from installments to lump sum under this Exhibit A, a Change in Control shall not be deemed to have occurred unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets, each within the meaning of Section 409A.

“Change in Control Separation” means a Qualifying Separation from Service that occurs on or within 12 months following a Change in Control.

“Qualifying Separation from Service” means a termination of your employment with Micron in a manner that constitutes a “separation from service” within the meaning of Section 409A and that is either:

(a)    a result of your resignation for “Good Reason” or your involuntary termination by the Company for a reason other than for “Cause” (as these terms are defined in Section II of Exhibit A) in connection with a separation from service that occurs on or within 12 months following a Change in Control; or

(b)    a result of your involuntary termination by the Company for a reason other than for “Cause” (as defined in Section II of Exhibit A).

“Severance Period” means with respect to a Change in Control Separation, the 18-month period following such Change in Control Separation and with respect to any other Qualifying Separation from Service under this Exhibit A, the 12-month period following such Qualifying Separation from Service.